                                                 EXHIBIT 10.5

                              GREAT WESTERN
                          SUPPLEMENTAL EXECUTIVE
                             RETIREMENT PLAN
                            (1988 RESTATEMENT)

      THIS AGREEMENT, made and entered into effective the 1st day of January, 1988, by GREAT WESTERN FINANCIAL CORPORATION, a Delaware corporation ("Great Western"), evidences the terms of a Supplemental Retirement Plan continuing the plan originally effective on January 1, 1987 for qualified executives of Great Western and Subsidiaries and superseding all arrangements with respect to supplemental retirement benefits previously entered into between Great Western and Anthony C. La Scala.

                            W I T N E S S E T H

                                 ARTICLE I
                      TITLE, PURPOSE AND DEFINITIONS

1.1 - TITLE.

      This plan shall be known as the "Great Western Supplemental Executive Retirement Plan."

1.2 - PURPOSE.

      The purpose of this Plan is to supplement retirement benefits payable to certain participants in the Great Western Retirement Plan and to compensate for Great Western Retirement Plan benefits which are reduced by virtue of Section 415 of the Internal Revenue Code of 1986. No payment shall be made under this Plan which duplicates a benefit payable under any other deferred compensation plan or employment agreement provided by the Company or a Subsidiary. This Plan was originally effective on January 1, 1987.
This Restatement is adopted effective January 1, 1988.

1.3 - DEFINITIONS.

      Unless defined herein, any word, phrase or term used in this Plan with initial capitals shall have the meaning given therefor in the Great Western Retirement Plan ("Retirement Plan").

      "Accrued Benefit" means, at any time, the Participant's Normal Retirement Benefit at Normal Retirement Date as provided in Section 4.1 multiplied by a fraction (not to exceed one), the numerator of which is the Participant's Years of Service at the date of calculation and the denominator of which is the number of Years of Service projected to his Normal Retirement Date. The calculation of Normal Retirement Benefit for this purpose shall be based on an estimation of the Participant's Social Security Amount payable at age 65 under the Social Security Act in effect at the time of calculation assuming level earnings to age 65. The calculation of a Participant's Accrued Benefit shall be based on Average Monthly Compensation as of the date of calculation. Years of Service shall include all periods of Long-Term Disability counted for accruing Credited Service under the Retirement Plan and, generally, Long-Term Disability shall be treated under this Plan in a manner parallel to its treatment under the Retirement Plan.

      "Average Monthly Compensation" means Average Monthly Compensation as defined in the Retirement Plan with the following modifications:

a. Average Monthly Compensation shall be computed on the basis of the highest paid three years (i.e. non-overlapping twelve consecutive calendar month periods) within the 60-month period immediately preceding termination of employment, or Normal
Retirement Date, if earlier.

b. Average Monthly Compensation shall include no more than three annual bonuses, whether or not deferred, but shall not include any amounts paid during employment as a result of earlier deferral of compensation included within the definition of Average Monthly Compensation under this Plan.

"Change in Control" shall mean any transaction which will be deemed to have taken place if:

a. Any person or entity (or group of affiliated persons or entities) (including a group which is deemed a "person" by Section 13(d)(3) of the Securities Exchange Act of 1934) acquires in one or more transactions, whether before or after the date of this Agreement, ownership of more than fifty percent (50%) of the outstanding shares of stock entitled to vote in the election of directors of the Company.

b. As a result of, or in connection with, any such acquisition or any related proxy contest, cash tender or exchange offer, merger or other business combination, sale of assets or any combination of the foregoing transactions, the persons who were directors of the Company immediately before such acquisition shall cease to constitute five sixths of the membership of the Board or of the board of directors of any successor to the Company after such transaction (but not more than twelve (12) months after such transaction).

c. "Ownership" means ownership, directly or indirectly, of more than fifty percent (50%) of such outstanding voting stock of Company other than:

(i) by a person owning such shares merely of record (such as a member of a securities exchange, a nominee or a securities depositary system),

(ii) by a person as a bona fide pledgee of shares prior to a default and determination to exercise powers as an owner of the shares,

(iii) by a person who is not required to file statements on
Schedule 13D by virtue of Rule 13d-1(b) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, or

(iv) by a person who owns or holds shares as an underwriter acquired in connection with an underwritten offering pending and for purposes of their resale.

      Without limitation, the right to acquire ownership shall not of itself constitute ownership of shares.

  "Committee" means the Compensation Committee of the Board of Directors.

        "Company" means Great Western Financial Corporation or any successor corporation resulting from a merger, consolidation, or transfer of assets substantially as a whole.

      "Early Retirement Date" means the first day of any month following termination of employment subsequent to the date of attainment of age 55.

      "Eligible Employee" means each employee of the Company or a Subsidiary who is both (1) a participant in the Retirement Plan and (2) an individual specifically designated as eligible to participate in this Plan by the Board of Directors.

      "Normal Retirement Date" means the first day of any month subsequent to the later of a Participant's attainment of age 62 or completion of twenty five Years of Service; provided however that the Normal Retirement Date for James F. Montgomery and John F. Maher shall be the later of the first day of the month following the later of attainment of age 60 or completion of twenty Years of Service; and, provided further that for purposes of this Plan, Years of Service attributed to Anthony C. La Scala shall be no less than Years of Service attributable to Edward R. Hoffman.

      "Participant" means any Eligible Employee who is or becomes eligible for participation in this Plan.

      "Plan" means the Great Western Supplemental Executive Retirement Plan of Great Western Financial Corporation as set forth in this Agreement and all subsequent amendments hereto.

      "Plan Year" means the calendar year.

      "Retirement Plan" means the Great Western Retirement Plan.

      "Subsidiary" means any domestic corporation more than 50% of the voting shares of which are now owned or shall hereafter be acquired by the Company; also a like subsidiary of any such subsidiary.

      "Years of Service" means years of Continuous Service except that all Years of Service shall be credited under this Plan regardless of the Break in Service rules contained in the Retirement Plan. For John F. Maher, his Years of Service shall also include (to the extent not otherwise credited hereunder) (a) years of service as a nonemployee director of the Company and
(b) the number of years during what would have been the remaining term of his Employment Agreement with the Company if such Employment Agreement is terminated by the Company without cause (as defined in his Employment Agreement) or terminated by Mr. Maher within 60 days of any uncured material breach of the Employment Agreement by the Company. For A. William Schenck III, his Years of Service shall also include his years of service (26 years and two months) as an employee of PNC Bank Corp..

                                ARTICLE II
                               PARTICIPATION

2.1 - ELIGIBILITY REQUIREMENTS.

      Any executive who is an Eligible Employee shall become a Participant on the January 1 designated by the Board or such other date designated by the Board. Individual Participants as of January 1, 1988 are James F. Montgomery, John F. Maher, J. Lance Erikson, Carl F. Geuther, Edward R. Hoffman, Anthony C. La Scala, William J. Marschalk, and Michael M. Pappas.

                                ARTICLE III
                             PAYMENT OF BENEFITS
3.1 - PAYMENT.

      There shall be no funding of any benefit which may become payable hereunder. The Company may, but is not obligated to, invest in any assets or in life insurance policies which it deems desirable to provide assets for payments under this Plan but all such assets or life insurance policies shall remain the general assets of the Company. In connection with any such investments and as a condition of further participation in this Plan, Participants shall execute any documentation reasonably requested by the Company.

                                ARTICLE IV
                            RETIREMENT BENEFITS

4.1 - NORMAL RETIREMENT BENEFIT.

      Except as hereinafter provided, the amount of the monthly retirement benefit payable to a Participant for life, commencing on or after his Normal Retirement Date and payable for the period benefits are payable under the Retirement Plan, will be:

(a) Sixty percent (60%) of the Participant's Average Monthly
Compensation (sixty-five percent (65%) in the case of James F.
Montgomery and John F. Maher), less

(b) 100% of the Participant's Social Security Amount reduced, for
Normal Retirement Dates preceding age 65, by the factors set out in Section 4.4 (ii) of the Retirement Plan, less

(c) the monthly benefit payment which is payable in the form of a single life annuity under the Retirement Plan (in the form of a Qualified Joint and Survivor Annuity under Section 4.7(b) of the Retirement Plan, in the case of A. William Schenck III), and

(d) for A. William Schenck III, less the aggregate monthly benefit payments which are payable in the form of a single life annuity or a joint and survivor annuity (with his spouse as beneficiary), whichever has the highest actuarial value, under the PNC Bank Corp. retirement plans ((i) PNC Bank Corp. Pension Plan, (ii)
PNC Bank Corp. ERISA Excess Pension Plan and (iii) PNC Bank Corp. Supplemental Executive Retirement Income and Disability Plan) upon attainment of age 62.

4.2 - EARLY RETIREMENT BENEFIT.

      Except as hereinafter provided, the amount of the Monthly retirement benefit, payable to a Participant for the period benefits are payable under the Retirement Plan, on his Early Retirement Date, but before his Normal Retirement Date, shall be the Participant's Accrued Benefit reduced by 5/12 of 1% for each month, if any, by which his Early Retirement Date precedes his Normal Retirement Date. Except as provided in Section 4.3 and Section 4.6 of this Plan no benefits shall be payable to a Participant if his or her employment is terminated prior to attaining age 55. Provided, however, if John F. Maher's Employment Agreement is terminated by the Company without "cause" (as defined in his Employment Agreement) or if Mr. Maher's Employment Agreement is terminated by Mr. Maher within 60 days of any uncured material breach of the Agreement by the Company, he shall be 100% vested in his Accrued Benefit as of the date of such termination of employment and his benefit shall be payable upon the attainment of age 60 or, at his election, at an earlier date after attaining age 55 with the reduction provided by this Section except as provided in Section 4.3.

4.3 - BENEFIT AFTER CHANGE IN CONTROL.

      If a Change in Control occurs and, within 24 months after such Change in Control, a Participant is involuntarily terminated, suffers a significant diminution of duties and responsibilities, has a downward change of title, or is forced to relocate thereby resulting in his resignation, a monthly retirement benefit shall be payable to such Participant as follows:

(a) If the Participant's employment is terminated on or after attainment of age 55, his monthly retirement benefit, payable commencing the first day of the month after termination of employment and continuing for the period benefits are payable under the Retirement Date will be his Normal Retirement Benefit computed by crediting all Years of Service to his Normal Retirement Date with no reduction to be made for commencement of benefits before Normal Retirement Date.

(b) If a Participant's employment is terminated prior to attainment of age 55, he shall be 100% vested in his Accrued Benefit as of the date of termination of employment and his benefit shall be payable upon the date which would have been his earliest Early Retirement Date if he had continued employment, with the benefit payable unreduced for commencement before Normal Retirement Date.

4.4 - BENEFIT LIMITATION.

      Notwithstanding any other provisions of the Plan, in the event that any benefit provided under this agreement would, in the opinion of counsel for the Company, not be deemed to be deductible in whole or in part in the calculation of the federal income tax of the Company by reason of Section 280G of the Internal Revenue Code of 1986 (the "Code"), the aggregate benefits provided hereunder shall be reduced so that no portion of any amount which is paid to the Participant or Beneficiary is not deductible for tax purposes by reason of Section 280G of the Code. The Company shall hold such portions not paid in escrow. At the end of each calendar quarter during the term of such escrow, the Company shall deposit into escrow an amount equal to interest accrued during such calendar quarter on the amount held in escrow during such calendar quarter at a rate equal to the rate then payable on judgments in California. If it shall be determined at any point in time, by a counsel mutually selected by the Company and Participant that it is more likely than not that the payment of any or all of such amount held in escrow would be deductible for tax purposes, such amount shall be paid out of escrow to the Participant or Beneficiary. In the event of a final determination by the Internal Revenue Service or of a final non-appealable judicial decision that any such amount held in escrow will or will not be deductible, such amount will be paid to the Company or Participant or Beneficiary as appropriate. If it shall be determined at any point in time, by a counsel mutually selected by the Company and Participant, that it is more likely than not that the payment of any such amount held in escrow would never be deductible for tax purposes, such amount shall be paid out of escrow to the Company. For purposes of this paragraph, the value of any benefit shall be conclusively determined by the independent auditors of the Company in accordance with the principles of Section 280G of the Code.

4.5 - PAYMENT OF RETIREMENT BENEFITS.

      Upon a Participant's retirement the Company shall commence to pay to such retired Participant the monthly retirement benefit to which he is entitled under this Plan commencing on the date he elects to have benefits commence, and payable for the period benefits are payable, under the Retirement Plan. No benefits shall be payable under this Plan while the Participant is accruing benefits under the Retirement Plan.

4.6 - AUGMENTATION OF RETIREMENT PLAN BENEFITS.

      To the extent not provided by this Plan, and not in duplication of benefits otherwise payable under this Plan or any other deferred compensation plan or employment agreement provided by the Company or a Subsidiary, the benefit payable to a Participant on account of termination of employment or to a Surviving Spouse, spouse or Contingent Beneficiary on account of death of a Participant shall be augmented under this Plan to the extent that any such benefit under the Retirement Plan otherwise payable is reduced by the provisions of Article V of the Retirement Plan or Section 415 of the Code.

4.7 - OPTIONAL RETIREMENT BENEFITS.

      The benefits determined under this Plan in the form of a single life annuity may also be paid, at the election of an unmarried Participant, in one of the alternative forms provided in the Retirement Plan which is the Actuarial Equivalent of the benefit under this Plan.

4.8 - SMALL BENEFIT.

      Notwithstanding any other provision or provisions of this Plan to the contrary, if any Normal, or Early Retirement Benefit is for an amount of less than fifty dollars per month, such benefit shall instead be paid in a lump sum which is the Actuarial Equivalent of such monthly benefit.

4.9 - FORFEITURE OF BENEFITS.

      Notwithstanding any provision of this Plan to the contrary, no benefits shall be payable under this Plan with respect to any Participant if the Participant confesses to, or is convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company or any Subsidiary.

4.10 - SPOUSE DEATH BENEFIT

      The monthly benefit, if any, payable upon the death of a Participant to the Participant's Surviving Spouse or spouse, commencing upon the date that monthly benefits to such spouse commence under Section 4.10 of the Retirement Plan and payable for the period such benefit is payable under the Retirement Plan, shall be equal to the excess, if any, of:

(a) The monthly death benefit determined in accordance with Section
4.10 of the Retirement Plan using, however, the benefit being paid to such Participant on his date of death under this Plan or which would have been received on or after his Early Retirement Date under this Plan in the form of single life annuity had the Participant retired on the day immediately preceding the date of his death over

(b) The amount of the monthly spouse death benefit payable to the Participant's Surviving Spouse or spouse for life pursuant to
Section 4.10 of the Retirement Plan, plus, in the case of A. William Schenck III, the survivor portion of the Qualified Joint and Survivor Annuity under Section 4.7(b) of the Retirement Plan (that would be payable if that form were elected) and the amount of the spousal survivor benefits payable pursuant to the plans described in Section 4.1(d) (assuming benefits were paid in the form having the greatest actuarial value, as set forth in Section 4.1(d)).

(c) In no event shall the Actuarial Equivalent of the amount payable to such Surviving Spouse or spouse under this Plan be less than twelve times 150% of a Participant's Average Monthly Compensation calculated as of the earliest date benefits would have been payable under this Plan on or after the date of his death, less the Actuarial Equivalent of the Surviving Spouse or spouse benefit payable under the Retirement Plan. Such an amount shall be paid in a cash lump sum.

                                ARTICLE V
                                COMMITTEE

5.1 - COMMITTEE.

      This Plan shall be administered by the Committee. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. The Committee members may be Participants under this Plan.

5.2 - AGENTS.

      The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

5.3 - BINDING EFFECT OF DECISIONS.

      The decision or action of the Committee in respect of any questions arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

5.4 - INDEMNITY.

      To the extent permitted by applicable state law the Company shall indemnify and save harmless the Board of Directors, the Committee and each member thereof, and any agent or delegate appointed pursuant to Section 5.2, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith and responsibilities under or incident to the Plan, excepting only expenses and liabilities arising out of willful misconduct or gross negligence. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law.

                             ARTICLE VI
                    AMENDMENT AND TERMINATION

6.1 - AMENDMENTS AND TERMINATION.

      The Company shall have the right to amend this Plan from time to time by resolution of the Board of Directors and to amend or cancel any amendments. Such amendment shall be stated in an instrument in writing, executed by the Company in the same manner as this Plan. The Company also reserves the right to terminate this Plan at any time.

6.2 - PROTECTION OF ACCRUED BENEFITS.

Revised      This Plan is strictly a voluntary undertaking on the
5/26/92 part of the Company and shall not be deemed to constitute a contract between the Company and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for the performance of services by any Eligible Employee or employee. Although the Company reserves the right to amend or terminate this Plan at any time and, subject at all times to the provisions of Section 4.3, no such amendment or termination shall result in the forfeiture of (i) any augmentation of Retirement Plan benefits pursuant to Section 4.6 of this Plan or of (ii) an Accrued Benefit which John F. Maher had already become entitled to pursuant to Section 4.2 of this Plan or (iii) an Accrued Benefit (including a Spouse's Death Benefit) which any Participant who has attained age 55 would have been entitled to receive if he had terminated employment immediately prior to the effective date of such amendment or termination.

                               ARTICLE VII
                              MISCELLANEOUS

7.1 - UNFUNDED PLAN.

      This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensated employees" within the meaning of Section 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title
I of ERISA.

7.2 - UNSECURED GENERAL CREDITOR.

      In the event of Company's insolvency, Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Company, nor shall they be Beneficiaries of, or have any rights, claims or interest in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by Company. In that event, any and all of Company's assets and policies shall be, and remain, unrestricted by the provisions of this Plan. Company's obligation under the Plan shall be that of an unfunded and unsecured promise of Company to pay money in the future.

7.3 - TRUST FUND.

      The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.

7.4 - NONASSIGNABILITY.

      None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any Participant, Beneficiary or Contingent Annuitant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he may expect to receive, contingently or otherwise, under this agreement.

7.5 - LIMITATION ON PARTICIPANTS' RIGHTS.

      Participation in this Plan shall not give any Eligible Employee the right to be retained in the Company's employ or any right or interest in the Plan other than as herein provided. The Company reserves the right to dismiss any Eligible Employee without any liability for any claim against the Company, except to the extent provided herein.

7.6 - PARTICIPANTS BOUND.

      Any action with respect to this Plan taken by the Committee or by the Company, or any action authorized by or taken at the direction of the Committee or the Company, shall be conclusive upon all Participants, Beneficiaries and Contingent Annuitants entitled to benefits under the Plan.

7.7 - RECEIPT AND RELEASE.

      Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company and Subsidiaries and the Committee, and the Committee may require such Participant, Beneficiary or Contingent Annuitant, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant, Beneficiary or Contingent Annuitant is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee or the Company to follow the application of such funds.

7.8 - CALIFORNIA LAW GOVERNS.

      This Plan shall be construed, administered, and governed in all respects under and by the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

7.9 - HEADINGS AND SUBHEADINGS.

      Headings and subheadings in this agreement are inserted for convenience of records only and are not to be considered in the construction of the provisions hereof.

7.10 - INSTRUMENT IN COUNTERPARTS.

      This agreement has been executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.11 - GENDER.

      The masculine gender as used herein includes the feminine and neuter genders.

7.12 - SUCCESSORS AND ASSIGNS.

      This agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

      IN WITNESS WHEREOF, the Company has caused these presents to be executed by its duly authorized officers and the corporate seal to be hereunto affixed this 11th day of April, 1988.

                                                GREAT WESTERN FINANCIAL
                    CORPORATION



                  By ______________________
                     William J. Marschalk



                  By ______________________
                     J. Lance Erikson

                                EXHIBIT A

INCLUSION OF CLIFFORD A. MILLER IN GREAT WESTERN
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


      WHEREAS, this Corporation maintains the Great Western Supplemental Executive Retirement Plan (1988 Restatement) (the "SERP") for the benefit of certain employees; and

      WHEREAS, this Board is responsible for designating persons eligible to participate in the SERP and the terms of their participation.

      NOW, THEREFORE BE IT RESOLVED, THAT Clifford A. Miller is included in the SERP effective January 1, 1988;

      RESOLVED FURTHER that the following terms shall apply to Mr. Miller's inclusion:

1. Mr. Miller's normal retirement benefit shall be the 60% benefit set out in Section 4.1 of the SERP. Such benefit will be payable, except as provided below, only upon his active employment with the corporation or its affiliates until attainment of age 65.

2. In the event of a Change of Control as defined in the SERP, Mr. Miller will be entitled to the protection provided by Section
4.3(a) of the SERP subject to the benefit limitations contained in Section 4.4 of the SERP.

3.  In the event of Long-Term Disability as defined in the Great
Western Retirement Plan, Mr. Miller will continue to be credited with Years of Service through the period of Long-Term Disability.

4. In the event of Mr. Miller's death prior to attainment of age 65, his Surviving Spouse, ifany, as of the date of his death will be entitled to receive a benefit for her life equal to 30 percent of Mr. Miller's Average Monthly Compensation computed as of his date of death.

5. In the event of Mr. Miller's involuntary termination without cause prior to attainment of age 65, he will be entitled to a percentage of the full benefit payable pursuant to paragraph 1 above based on his age at the time of such termination but with the benefit payable at attainment of age 65: 25% if so terminated after age 62; 50% if so terminated after age 63, and; 75% if so terminated after age 64.

      RESOLVED FURTHER that a copy of these resolutions shall be appended to the copy of the SERP as Exhibit A.

                    EXHIBIT B
                AMENDMENT 1992-1

   GREAT WESTERN SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

         Special Provisions Concerning Dissolution of Marriage of James F. Montgomery


      WHEREAS, this corporation maintains the Great Western Supplemental Executive Retirement Plan (1988 Restatement) (the "SERP") for the benefit of certain employees; and

      WHEREAS, the Board of Directors has the power, pursuant to Section 6.1 of the SERP to amend the SERP,

      NOW, THEREFORE, BE IT RESOLVED, that this Amendment 1992-1 is hereby adopted, to become effective upon the dissolution of marriage of James F. Montgomery and Linda Montgomery, but only if these provisions reflect the provisions of a final judgement or settlement agreement in the dissolution proceeding.

      The following, which, upon becoming effective, shall be added to the SERP as Exhibit B and incorporated by reference as if set forth fully in the SERP, sets forth the terms of the allocation of benefits between James F. Montgomery and Linda Montgomery upon such dissolution. Upon becoming effective, the provisions of this Exhibit B shall supersede any contrary or inconsistent provisions of the SERP:

      1. While James F. Montgomery is alive, the amount of benefit payable from the SERP with respect to James F. Montgomery shall be calculated as if all his accrued benefits under the Retirement Plan were payable to him and without regard to any qualified domestic relation orders pertaining to the Retirement Plan. While James F. Montgomery and Linda Montgomery are both alive, the first $23,333.33 of any monthly benefit otherwise payable to James
F. Montgomery under the terms of the SERP shall instead be payable to Linda Montgomery, who, upon the dissolution of her marriage with James F. Montgomery, shall be the former spouse of James F. Montgomery. Notwithstanding the preceding sentence, the monthly benefit payable to Linda Montgomery from the SERP shall be reduced to the extent the sum of the monthly benefits payable to her from the SERP, the Retirement Plan and the Great Western Employee Savings Incentive Plan ("ESIP") exceeds $23,333.33 per month. Such payments to Linda Montgomery shall commence when payments to James F. Montgomery commence under the terms of the SERP and shall continue until her death or the death of James F. Montgomery, whichever occurs first. The payments made to Linda Montgomery shall reduce the amounts otherwise payable to James F. Montgomery. If Linda Montgomery predeceases James F. Montgomery on or after his retirement, the annual benefit payable to Linda Montgomery under this Paragraph 1 shall be restored to James F. Montgomery for as long as he lives.

      2. This Paragraph 2 only applies if James F. Montgomery is survived by Linda Montgomery and/or a subsequent spouse who would be treated as a Surviving Spouse (for purposes of the pre-retirement Spouse's Death Benefit under Section 4.10) or spouse (for purposes of the post-retirement Spouse's Death Benefit under Section 4.10) (such subsequent spouse hereinafter referred to as "Subsequent Spouse").

(a) The maximum monthly amount of the Spouse's Death Benefit payable by the SERP to all persons under Section 4.10 and Exhibit B of the SERP shall be calculated by assuming that James F. Montgomery is survived by a Surviving Spouse (or spouse, as applicable) who is receiving the entire pre-retirement or post-retirement spousal benefit provided by the Retirement Plan with respect to James F. Montgomery, regardless of whether such a spousal benefit is paid from the Retirement Plan. As described below, the monthly amount of the total Spouse's Death Benefit payable to all persons may be less than the amount described in the preceding sentence.

(b) If James F. Montgomery is survived by Linda Montgomery but not by a Subsequent Spouse, then a Spouse's Death Benefit from the SERP shall be paid to Linda Montgomery for her lifetime. Subject to subparagraph (a), the monthly amount of such Spouse's Death Benefit shall be $23,333.00 minus the sum of the monthly benefits payable to her from the Retirement Plan and the ESIP. No other Spouse's Death Benefits shall be paid by the SERP.

(c) If James F. Montgomery is survived by a Subsequent Spouse but not Linda Montgomery, then a monthly Spouse's Death Benefit from the SERP shall be paid in an amount, if any, equal to the monthly amount described in subparagraph (a) minus $23,333.33. Such monthly amount shall be divided among such beneficiaries as are designated by James
F. Montgomery in writing to the Committee. No Subsequent Spouse shall be entitled to any of such amounts under the SERP except to the extent such Subsequent Spouse is designated by James F. Montgomery as a beneficiary. All Spouse's Death Benefits (regardless of the beneficiary) shall cease upon the death of the Subsequent Spouse. No other Spouse's Death Benefits shall be paid by the SERP.

(d)  If James F. Montgomery is survived by Linda Montgomery and a
Subsequent Spouse, then a Spouse's Death Benefit shall be paid as follows.

(1)  Linda Montgomery shall receive a monthly Spouse's Death
Benefit in the amount described in subparagraph (b) for her lifetime. Linda Montgomery shall not be entitled to any additional benefits even if she outlives the Subsequent Spouse.

(2) Each month, for as long as Linda Montgomery and the Subsequent Spouse are alive, any monthly amount of the Spouse's Death Benefit (calculated under subparagraph (a)) remaining after payment of the monthly amount described in subparagraph (d)(1) to Linda Montgomery, shall be paid to (and divided among) such beneficiaries designated by James F. Montgomery in writing to the Committee. No Subsequent Spouse of James F. Montgomery shall be entitled to any of such amounts under the SERP except to the extent such Subsequent Spouse is designated by James F. Montgomery as a beneficiary.

(3) If Linda Montgomery outlives the Subsequent Spouse, all monthly payments pursuant to subparagraph (d)(2) shall cease upon the death of the Subsequent Spouse. Monthly payments to Linda
Montgomery shall continue pursuant to subparagraph (d)(1).

(4) If the Subsequent Spouse outlives Linda Montgomery, all benefits under this subparagraph (d) shall cease. Upon the death of Linda Montgomery, monthly payments shall be made in accordance with subparagraph (c).

    3. If James F. Montgomery is not survived by a Subsequent Spouse or by Linda Montgomery, no Spouse's Death Benefit shall be payable under the SERP.

                                 GREAT WESTERN
                            SUPPLEMENTAL EXECUTIVE
                               RETIREMENT PLAN
                             (1988 RESTATEMENT)

                                  PRO FORMA
                        INCORPORATING ALL AMENDMENTS
                            THROUGH JULY 25, 1995

                                 TABLE OF CONTENTS

                                                     Page

ARTICLE I       TITLE, PURPOSE AND DEFINITIONS         1
 1.1            Title     1
 1.2            Purpose   2
 1.3            Definitions  2

ARTICLE II      PARTICIPATION   8
 2.1            Eligibility Requirements       8

ARTICLE III     PAYMENT OF BENEFITS     9
 3.1            Payment   9

ARTICLE IV      RETIREMENT BENEFITS     9
 4.1            Normal Retirement Benefit       9
 4.2            Early Retirement Benefit      10
 4.3            Benefit After Change in Control        11
 4.4            Benefit Limitation    12
 4.5            Payment of Retirement Benefits        14
 4.6            Augmentation of Retirement Plan
      Benefits           14
 4.7            Optional Retirement Benefits       15
 4.8            Small Benefit  15
 4.9            Forfeiture of Benefits     15
4.10            Spouse Death Benefit    16

ARTICLE V       COMMITTEE 17
 5.1            Committee 17
 5.2            Agents   17
 5.3            Binding Effect of Decisions       18
 5.4            Indemnity 18

ARTICLE VI      AMENDMENT AND TERMINATION      19
 6.1            Amendments and Termination      19
 6.2            Protection of Accrued Benefits        19

ARTICLE VII     MISCELLANEOUS  20
 7.1            Unfunded Plan  20
 7.2            Unsecured General Creditor      20
 7.3            Trust Fund 21
 7.4            Nonassignability   22
 7.5            Limitation on Participants' Rights         22
 7.6            Participants Bound    22
 7.7            Receipt and Release     23
 7.8            California Law Governs     23
 7.9            Headings and Subheadings      24
7.10            Instrument in Counterparts      24
7.11            Gender   24
7.12            Successors and Assigns     24
      Exhibit A            26
     Exhibit B             29